Exhibit 3.1

Amended and Restated

Certificate of Incorporation

of

INTERMEC, INC.

Pursuant to Section 102 of the General Corporation Law of the State of Delaware

The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of Delaware, does hereby certify:

FIRST: The name of the Corporation is:

INTERMEC, INC.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.

FIFTH: The Board of Directors is expressly authorized to adopt, alter, amend, change, add to or repeal the by-laws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the by-laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may indemnify other persons as provided in the by-laws, and the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article SEVENTH. Any amendment or repeal of this Article SEVENTH shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to either the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.